Exhibit 99.1

Horsehead Holding Corp. Reports Third Quarter 2012 Results

PITTSBURGH--(BUSINESS WIRE)--November 5, 2012--Horsehead Holding Corp. (Nasdaq: ZINC) reported a consolidated net loss of $(9.1) million, or $(0.21) per diluted share, for the third quarter of 2012, compared to net earnings for the third quarter of 2011 of $23.1 million, or $0.52 per diluted share. Consolidated net earnings, excluding non-cash charges associated with hedges and impairment charges, were $0.6 million for the third quarter of 2012, or $0.01 per diluted share. For the third quarter of 2011, consolidated net loss, excluding non-cash gains associated with hedges, were $(0.3) million, or $(0.01) per diluted share. For the current quarter, the LME zinc price was 15% lower versus the same quarter last year, reducing earnings an estimated $0.12 per share.

“While lower commodity prices had a noticeable effect on our earnings, we were very pleased with the operating performance of our businesses. Compared against the same quarter last year, our EAF dust recycling facilities processed 17% more dust despite lower steel industry output, our zinc smelter produced 7% more zinc and our INMETCO operations produced 6% more nickel remelt alloy. Along with these improvements, we realized lower conversion cost per pound of zinc at both our recycling plants and our smelter. The proportion of feed to our smelter recovered from EAF dust increased from 73% in the prior year’s quarter to 86% this quarter, the highest level on record. We also realized higher price premiums on both zinc metal and zinc oxide. These positives more than offset the negative impact of a 15% decline in the price of zinc and a 26% decline in the price of nickel. When the non-cash impact of hedge write-offs, mark-to-market adjustments and asset impairments are eliminated, our operating results were slightly positive despite much lower commodity prices compared with the prior year,” said Jim Hensler, President and Chief Executive Officer.

“We are also pleased that we were able to close on a $175 million senior secured notes offering on July 26, 2012 to provide additional financing for the construction of our new zinc plant project in Rutherford County, North Carolina. We have also entered into an agreement for approximately $20 million of lower cost export credit financing for the project. Construction activity and spending have accelerated on this project. ” Hensler said. “We continue to be on schedule for a startup in the second half of 2013.”

Third Quarter Highlights

Compared to the same quarter last year:

  Zinc product shipments, which include a full quarter of Zochem, increased 8,636 tons, or 24%, to 44,287 tons for the quarter.
  EAF dust receipts increased 15% and dust volume processed increased 17%, reflecting the new service contracts entered into over the past twelve months.
  The LME zinc price averaged $0.86/lb for the third quarter of 2012 compared to $1.01/lb for the third quarter of 2011. The LME nickel price averaged $7.40/lb for the third quarter of 2012 compared to $10.00/lb for the third quarter of 2011.
  Net sales, excluding $8.8 million related to non-cash hedge charges for the current quarter, were $109.2 million compared to $108.2 million for the third quarter of 2011, after adjusting for $37.7 million in non-cash hedge gains, as higher shipment volumes were offset by the effect of lower commodity prices. Price realization for zinc products on a zinc-contained basis reflected a $0.16/lb premium to the average LME zinc price for the quarter compared to an $0.11/lb premium in the prior year quarter, primarily due to increased premiums for zinc metal and zinc oxide shipments and the addition of the Zochem business.
  Cost of sales, excluding asset impairment charges, declined 1.7% to $94.4 million, as the effect of higher shipment levels was more than offset by increased use of EAF dust-based feed, lower commodity prices and lower unit conversion costs. EAF dust-based feed made up 86.2% of the feed mix for the smelter during the most recent quarter compared to 72.9% for the same quarter last year.
  An impairment charge of $6.1 million, before taxes, was taken related to the Monaca, PA facility to partially adjust the net book value of its refinery assets for the potential closure of the facility in connection with the expected future start-up of the new zinc plant in North Carolina. The remaining net book value of the assets at the Monaca facility was approximately $37 million as of September 30, 2012.
  Adjusted EBITDA(1) was $10.3 million for the quarter compared to $6.3 million for the same quarter last year, reflecting an unfavorable effect of lower commodity prices being more than offset by production and shipment volume improvements, cost improvements and higher realization of sales price premiums. Adjusted EBITDA was $42.8 million for the twelve months ended September 30, 2012.
  Cash on hand at the end of the quarter was $287.5 million, which included $171.8 million in proceeds from the senior secured notes offering completed in July. Capital spending was $46.5 million for the quarter and $107.0 million for the nine months ended September 30, 2012. In addition, we had $44.2 million of unused availability under our revolving credit facility at the end of the quarter. An export credit financing arrangement was entered into during the quarter and should add an additional $20 million of availability.
  Zinc put options were acquired late in the third quarter and early in the fourth quarter to extend the volumes hedged and the $0.85/lb strike price already in place through June of 2013 through the third quarter of 2013. The cost of these additional put options was approximately $2.6 million.

Shipments and Production Data

	Quarter ended Sept 30,		Nine months ended Sept 30,
	2012	2011	2012	2011
Zinc production - tons	40,477	31,904	129,598	101,330
Zinc product shipments - tons	44,287	35,651	142,732	109,800
Zinc contained - tons	39,655	32,771	128,014	101,114
Net sales realization
Zinc products - per lb	$0.91	$1.03	$0.94	$1.05
Zinc products -per lb zinc contained	$1.02	$1.12	$1.05	$1.14
EAF dust receipts - tons	153,306	133,832	480,950	405,836
Nickel remelt alloy shipments - tons	8,062	7,232	22,113	20,939
LME average zinc price - per lb	$0.86	$1.01	$0.88	$1.04
LME average nickel price - per lb	$7.40	$10.00	$8.04	$11.04

Business Outlook

Hensler added, “Steel production decreased compared with the third quarter of 2011, tapering off as the quarter ended. According to industry sources, steel industry capacity utilization averaged 74.7% during the quarter compared with 76.2% during the prior year’s third quarter. Despite the lower steel production levels, our new service contracts which started in 2012 resulted in a 15% increase in dust receipt levels compared with the third quarter of last year. Dust receipt levels are expected to be lower during the fourth quarter as steel production levels have softened. Although we ran our EAF dust recycling plants at nearly full capacity through the end of the third quarter, we idled one of our nine kilns early in the fourth quarter as a result of the decrease in steel production.”

“We had another solid production quarter at the Monaca zinc smelter. Smelter output was 7% higher than during the third quarter of 2011 even though production was reduced by an unplanned outage resulting from an electrical system failure caused by a lightning strike and by downstream bottlenecks caused by the rebuild of two SSHG refining columns which were completed by the end of the quarter Total zinc production was at 40,477 tons for the quarter, which includes production at both our Monaca zinc smelter and at our Zochem facility, bringing the annualized rate for the first nine months of 2012 to 173,000 tons. Zochem made a positive contribution to earnings during the quarter. We have started to move forward with Phase I of our plan to expand capacity at our Brampton, Ontario facility in anticipation of the idling of the zinc oxide refinery at our Monaca plant. Phase I includes expanding four existing furnaces. This phase, which is already 50% complete, is expected to be fully commissioned by the end of the first quarter of next year. Phase II, which includes the addition of a new larger furnace and a building expansion, is expected to be completed by the end of the third quarter of next year. We believe that these expansion projects, which we expect will increase the total zinc oxide production capacity at Zochem to 72,000 short tons per year, should be completed prior to the closure of our Monaca smelter and refinery.”

“Demand for zinc products from our Monaca location remained steady during the quarter, reflecting solid demand in our end markets. We expect to continue to operate our full complement of six zinc smelting furnaces in the fourth quarter.”

“INMETCO continued to operate at full capacity even though tolling receipts were lower than expected. We began the annual maintenance shutdown of the rotary hearth furnace and the submerged arc furnace last week. We are pleased that we have been able to extend the lives of these furnaces to approximately 16 months since our last rebuild. As we entered this shutdown period we experienced an unrelated fire in the material preparation and blending section of the plant, incurring damage to that portion of the building. We plan to perform emergency repairs to the building while the planned outage is underway. These outages, which were expected to be completed by November 14th, may be extended a few days as a result of delays caused by the fire. The damages from the fire are expected to exceed our insurance deductible of $500,000. The full repair cost will not be known until we can complete demolition and assessment which could take several days.”

“Project activity and the rate of capital spending have increased on our new zinc plant project in Rutherford County, North Carolina. We believe we are on track to complete construction of the SX-EW plant and begin zinc production in the second half of 2013. Once fully operational, we anticipate that the new plant will provide us with annual incremental adjusted EBITDA of approximately $90 to $110 million. As of September 30, 2012, we have spent approximately $137 million on the project. As we have advanced the detailed engineering on this project, we have decided to expand the scope of the project to provide for lower long-term operating costs by upgrading the materials of construction, enhancing the recovery of by-products such as lead and silver and upgrading effluent and storm water management. The net effect of these changes and our being able to quantify more precisely certain other projected costs is an increase in the total capital investment of approximately $40 million, or about 10% of the total project cost. We had approximately $288 million of cash on hand at September 30, 2012, which does not include the $20 million of export credit financing we expect to have in place and approximately $44 million of availability under our revolver. In addition, we plan to increase our revolving credit facilities by $30 million. These financings, together with cash on hand and our expected cash flow, should provide ample liquidity to complete the project at the higher projected spending level. The extension of our $0.85/lb strike price zinc put options through the third quarter of 2013 will help to provide protection against negative cash flow from operations in the event that zinc prices decline significantly during our construction and startup period.”

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Monday, November 5, 2012, at 11:00 am EST to discuss its third quarter. Dial-in instructions are as follows.

Dial-In Numbers:

United States: (800) 230-1093

International: (612) 288-0340

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at https://im.csgsystems.com/cgi-bin/confCast. Enter Conference ID# 267667 then click Go.

A replay of the call will be available beginning at 1:00 pm EST on Monday, November 5, 2012 and ending on Monday, November 12, 2012 at 11:59 pm EST. Dial in instructions for the replay are as follows.

Dial-In Numbers:

United States: (800) 475-6701

International: (320) 365-3844

Access Code: 267667

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,150 people and currently has seven production and recycling facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, proposed initiatives and strategy, financial and performance targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be several factors that may cause our actual results to differ materially from the forward-looking statements, including, among others, the impact of future market conditions on our results of operations, our future operating costs and production levels and our expansion plans and initiatives, our ability to achieve the benefits we expect to achieve from the new zinc plant once fully operational, the ultimate cost to construct the new plant and our ability to finance these costs and maintain adequate liquidity, our ability to obtain environmental and regulatory permits and approvals, and the success and timing of our expansion plans and initiatives and their impact on our future capabilities, capacity and production costs and our financial results. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Quarter ended Sept 30,		Nine months ended Sept 30,
	2012	2011	2012	2011

Net sales	$100,370	$145,840	$329,225	$350,845
Cost of sales (excluding depreciation and amortization)	100,505	96,084	321,066	274,231
Insurance claim income	-	-	-	10,347
Gross profit (excluding depreciation and amortization)	(135)	49,756	8,159	86,961
Depreciation and amortization	6,025	5,289	18,157	15,890
S G & A expenses	5,118	5,734	16,393	15,795
(Loss) income from operations	(11,278)	38,733	(26,391)	55,276
Interest expense	2,979	1,751	5,136	2,354
Interest and other income	280	914	1,151	1,434
(Loss) income before taxes	(13,977)	37,896	(30,376)	54,356
Income tax (benefit) provision	(4,848)	14,842	(11,106)	20,198
Net (loss) income	(9,129)	$23,054	(19,270)	$34,158

(Loss) earnings per diluted share	($0.21)	$0.52	($0.44)	$0.77

Weighted average diluted shares outstanding	43,869	44,049	43,802	44,194

Adjusted EBITDA (1)	$10,291	$6,287	$29,725	$50,229

Balance Sheet Items

	September 30, 2012	December 31, 2011
	(unaudited)
Cash and equivalents	$ 287,531	$ 188,500
Other current assets	145,601	144,681
Property, plant and equipment, net	345,889	260,052
Other assets	23,844	38,259
Total assets	$ 802,865	$ 631,492

Current liabilities	$ 90,474	$ 72,251
Long-term debt	253,859	79,663
Other long-term liabilities	62,767	67,327
Stockholders’ equity	395,765	412,251
Total liabilities and stockholders’ equity	$ 802,865	$ 631,492

Segment Information (unaudited)

	Quarter ended Sept 30, 2012				Nine months ended Sept 30, 2012
	Zinc Products	Nickel Products	Corporate, eliminations and other	Total	Zinc Products	Nickel Products	Corporate, eliminations and other	Total
Net sales	$86,061	$14,618	$(309)	$ 100,370	$ 284,834	$45,303	$(912)	$329,225
(Loss) income before taxes	(15,011)	3,546	(2,512)	(13,977)	(38,911)	11,923	(3,388)	(30,376)
	Quarter ended Sept 30, 2011				Nine months ended Sept 30, 2011
	Zinc Products	Nickel Products	Corporate, eliminations and other	Total	Zinc Products	Nickel Products	Corporate, eliminations and other	Total
Net sales	$128,759	$17,328	$(247)	$ 145,840	$ 302,699	$ 48,886	$(740)	$ 350,845
(Loss) income before taxes	32,675	6,591	(1,370)	37,896	38,360	17,416	(1,420)	54,356

(1) Adjusted EBITDA is a non-GAAP financial measure. Management uses adjusted EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that adjusted EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of adjusted EBITDA to net (loss) income:

	Quarter ended Sept 30,		Nine months ended Sept 30,
	2012	2011	2012	2011

Net (loss) income	$(9,129)	$23,054	$(19,270)	$34,158
Non-cash hedge adjustments	8,816	(38,452)	26,512	(23,217)
Non-cash compensation expense	663	717	2,108	2,280
Impairment of assets - Monaca	6,065	-	9,339	-
Income tax (benefit) provision	(4,848)	14,842	(11,106)	20,198
Interest expense	2,979	1,751	5,136	2,354
Interest and other income	(280)	(914)	(1,151)	(1,434)
Depreciation and amortization	6,025	5,289	18,157	15,890
Adjusted EBITDA	$10,291	$6,287	$29,725	$50,229

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, Vice President & CFO, 724-773-9000